EXHIBIT 99

NEWS RELEASE
For Immediate Release

Contact: Merilyn H. Herbert Vice President, Investor Relations (615) 370-1377

PROVINCE HEALTHCARE ANNOUNCES BOARD CHANGES

     Brentwood, TN, February 24, 2004 — Province Healthcare Company (NYSE:PRV) announced today that David L. Steffy will retire from the Company’s Board of Directors when his term expires in May, 2004. Province also announced that Michael P. Haley, President and Chief Executive Officer of MW Manufacturers, Inc., has been named a director of the Company.

     Martin S. Rash, Chairman and Chief Executive Officer of Province, said, “We sincerely appreciate the time and effort David has put into helping make Province the success it is today. We wish David all the best as he concentrates on his private investments and philanthropic pursuits. At the same time, we welcome Mike Haley to our Board and look forward to the business acumen and public company perspective he brings to the Board.”

     Haley also serves on the Boards of American National Bank & Trust Company in Danville, Virginia and Stanley Furniture Company in Stanleytown, Virginia. He is a member of the President’s Advisory Board of Roanoke College in Roanoke, Virginia and was appointed by the Governor of Virginia to the Board of Trustees, A.L. Philpott Manufacturing Extension partnership.

     The Company owns or leases 20 general acute care hospitals (including one classified as “discontinued operations”) in 13 states with a total of 2,262 licensed beds. The Company also provides management services to 36 non-urban hospitals in 14 states with a total of 2,985 licensed beds.

     CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRV) at (615) 370-1377